Exhibit 10.1


                        Amendment to the Stock Award Plan
                        ---------------------------------

The text of Section 3.1 of the Stock Award Plan shall be amended to read as follows:

"3.1 Number of Shares. Subject to the provisions of Paragraph 17 (relating to adjustments upon changes in capitalization), the number of shares of Common Stock subject at any one time to options granted under the Plan, plus the number of shares of Common Stock theretofore issued or delivered pursuant to the exercise of options granted under the Plan, shall not exceed 45,000,000 shares. If and to the extent that options granted under the Plan terminate, expire or are cancelled without having been exercised, new options may be granted under the Plan with respect to the shares of Common Stock covered by such terminated, expired or cancelled options; provided, that the granting and terms of such new options shall in all respects comply with the provisions of the Plan."